Exhibit 99.1

Baker Hughes Announces Transfer of Stock Exchange Listing to Nasdaq

·	Baker Hughes joins a select group of companies at the forefront of technology, innovation and sustainability

·	Baker Hughes’ Class A Common stock and all listed bonds will transfer from NYSE to Nasdaq; stock ticker symbol will remain "BKR"

HOUSTON & LONDON--(BUSINESS WIRE)--Oct. 27, 2021-- Baker Hughes Company (NYSE: BKR) and Baker Hughes Holdings LLC (“BHH LLC”) (together “Baker Hughes” or the “Company”) announced today it will transfer the listing of its Class A common stock and listed bonds from the New York Stock Exchange to the Nasdaq Global Select Market ("Nasdaq"). Baker Hughes expects to commence trading as a Nasdaq-listed company upon market open on December 7, 2021. Baker Hughes' Class A common stock will continue trading under the ticker symbol "BKR" after the transfer.

"Baker Hughes is a leading global energy technology company, providing solutions for energy and industrial customers worldwide, and today’s announcement strongly aligns to our current and future strategic roadmap to take energy forward," said Lorenzo Simonelli, Baker Hughes chairman and CEO. "The transition to Nasdaq provides us with greater cost savings, and Nasdaq's long tradition of listing industry-leading technology companies aligns well with Baker Hughes’ mission to lead the energy transition."

“Baker Hughes is leading the energy transition across the industrial landscape through technology. The company's listing on Nasdaq will provide them access to the deepest pool of liquidity in the U.S. equity market, creating value for shareholders and providing more opportunities for the company’s forward momentum," said Adena Friedman, president and chief executive officer of Nasdaq. "We are delighted to welcome Baker Hughes to our family of innovative companies."

About Baker Hughes

Baker Hughes (NYSE: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and with operations in over 120 countries, our innovative technologies and services are taking energy forward – making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com.

Cautionary Statement

Statements in this press release that are "forward-looking statements" are based on currently available information, operating plans and projections about future events and trends. Forward-looking statements inherently involve risks and uncertainties. For information on certain factors that could cause actual events or results to differ materially from our expectations, please see Baker Hughes’ filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Baker Hughes undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas

+1 713-879-2862

thomas.millas@bakerhughes.com